Exhibit 99.2

Ligand to Acquire Pharmacopeia for Stock and Contingent Value Rights

Acquisition Would Result in Well Capitalized Company with Robust Royalty Assets and Broad Research Pipeline

Conference Call Today at 5:30 p.m. Eastern

SAN DIEGO--(BUSINESS WIRE)--Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) announced today that it has entered into a definitive merger agreement to acquire Pharmacopeia (NASDAQ: PCOP), in a deal valued up to $70 million. The transaction is structured as a stock-for-stock exchange and in addition, Pharmacopeia stockholders will be entitled to a Contingent Value Right (“CVR”). The CVRs will entitle holders under certain circumstances to a cash payment of an aggregate of $15 million for all Pharmacopeia stockholders.

“We are very excited about combining Pharmacopeia with Ligand,” said John L. Higgins, President and Chief Executive Officer of Ligand Pharmaceuticals. “Ligand stockholders will gain access to numerous royalty partnerships, additional pipeline assets, drug discovery resources and cash and NOLs. Pharmacopeia’s shareholders will receive a substantial amount of equity in a well capitalized company with lucrative potential royalties, an expanded pipeline and financial liquidity. We are committed to running a company that has a broad array of royalty assets and pipeline programs, backed by a strong balance sheet and staunch spending discipline. This is a unique opportunity for Ligand and Pharmacopeia shareholders. Both companies have similar growth strategies, and our respective drug discovery platforms are a great marriage of biology and chemistry resources. The acquisition of Pharmacopeia will complement and accelerate our product development programs, strengthen our research capability and increase our potential royalty streams.”

Joseph A. Mollica, Ph.D., Chairman of the Board and Interim President and Chief Executive Officer of Pharmacopeia, stated, “Pharmacopeia’s portfolio of programs is an excellent complement to Ligand’s pipeline and over the next decade we believe the combined company will have important product introductions. On behalf of our Board, I would like to thank all of our employees for the dedication they have shown in pursuit of our scientific goals and the value they have created for our shareholders. We are excited about this transaction and look forward to sharing in the potential upside of the combined businesses by joining forces with a strong company like Ligand.”

Details of the Proposed Transaction

  Under the terms of the agreement, Ligand will issue approximately 17.5 million shares, subject to adjustment for Pharmacopeia options at closing, or 0.58 shares for each outstanding Pharmacopeia share such that current Ligand stockholders would own approximately 84% of the combined company and Pharmacopeia stockholders would own approximately 16%.
  This exchange ratio is based on closing prices of Ligand shares between $3.00 and $3.75 for a period prior to the closing date and based on Ligand’s closing price on September 24, 2008 of $3.12 implies a purchase price of $1.81 per common share of Pharmacopeia, or an equity value of approximately $55 million and a premium over today's closing price of Pharmacopeia of 52%. These values exclude a potential for approximately $0.50 per share or an aggregate of $15 million related to the CVR.
  The transaction includes a collar that provides for a fixed exchange ratio within a stock price range of Ligand stock of $3.00 and $3.75. At prices between $3.75 and $4.50, value is fixed at $66 million. At prices above $4.50, the exchange ratio is fixed at 0.49. At prices below $3.00, value is fixed at $52.8 million, including some cash contribution at prices below $2.93 and above $2.38. Below $2.38 the consideration is fixed at 0.60 shares and $10 million in cash in the aggregate and at prices equal or less than $1.65 Pharmacopeia has the right to terminate the agreement.
  In addition, the Pharmacopeia stockholders will receive Contingent Value Rights (CVRs) under which they could receive an aggregate $15 million cash payment if Ligand enters into a license, sale, development, marketing or option agreement with respect to its DARA program by December 31, 2011. The CVRs will not be transferable.
  The transaction is expected to close by the first quarter of 2009 and is subject to the approval of Pharmacopeia stockholders and antitrust regulatory clearance, as well as other customary closing conditions.
  The transaction is intended to qualify as a tax-free reorganization.

Mr. Higgins provided the following strategic and operating rationale for the proposed acquisition of Pharmacopeia:

Vision for the Combined Companies

  Consolidated business with a strong balance sheet, research spending focused on priority programs, a robust product pipeline and diverse royalty partnerships
  Leverages highly successful drug discovery capabilities of both companies focusing on early stage drug development with the objective to enter partnerships at the earliest value inflection points
  Leadership driven by experienced management and strong Board of Directors with two Pharmacopeia Directors to be added to Ligand’s Board
  Commitment to driving shareholder value and to transparency on the business with the goal of achieving strong cash flow and earnings

Significant Potential with Royalty Partnerships in Combined Company

  Numerous deals with nine pharmaceutical companies
  15 programs in various stages of research and development in partnership portfolio
  More than 20 different therapeutic indications being pursued including some of the largest untapped medical markets such as, muscle wasting, chronic obstructive pulmonary disease (COPD), thrombocytopenia, asthma, diabetic nephropathy
  Over $400 million in potential R&D and milestone payments from existing deals

Financial Outlook of Combined Companies

  Projected to have approximately $90 million in cash at time of closing, including Ligand’s indemnity fund, and after transaction and restructuring related costs
  Given our current outlook on the combined businesses, 2009 pro forma operating cash burn rate is expected to be $20 million
  More than $350 million in potential Net Operating Loss carry-forwards

“We are impressed with the quality of Pharmacopeia’s drug partnerships,” Mr. Higgins continued. “The addition of Pharmacopeia’s impressive partnership roster of leading pharmaceutical companies, including Schering Plough, Bristol Myers Squibb, Wyeth, GlaxoSmithKline, Celgene and Cephalon will provide a number of new opportunities to create value for our shareholders. We look forward to carefully evaluating our options for maximizing the value of Pharmacopeia’s DARA program. By combining the two companies, we expect to achieve considerable cost savings by consolidating certain administrative and operating functions, as well as reducing the expenses through rigorous evaluation of our spending priorities.”

Goldman Sachs acted as financial advisor to Ligand and Cowen and Company acted as financial advisor to Pharmacopeia. Latham & Watkins LLP served as legal advisors to Ligand and Dechert LLP served as legal advisors to Pharmacopeia.

Conference Call

The chief executive officers of Ligand and Pharmacopeia will host a conference call to discuss the proposed acquisition on Wednesday, September 24, 2008 beginning at 5:30 p.m. Eastern time (2:30 p.m. Pacific time). To participate via telephone please dial (877) 356-5578 from the U.S. or (706) 679-0565 from outside the U.S. A replay of the call will be available until October 24, 2008 at 5:30 p.m. Eastern time by dialing (800) 642-1687 from the U.S. or (706) 645-9291 from outside the U.S., and entering passcode 65791831. Individual investors can access the live and archived Webcast through Ligand's web site at www.ligand.com and through Pharmacopeia’s web site at www.Pharmacopeia.com.

About Pharmacopeia

Pharmacopeia is a clinical development stage biopharmaceutical company dedicated to discovering and developing novel small molecule therapeutics to address significant medical needs. The company has a broad portfolio of clinical and preclinical candidates under development internally or by partners including nine clinical compounds in Phase 2 or Phase 1 development addressing multiple indications including diabetic nephropathy, muscle wasting and inflammation. The company is leveraging its fully integrated drug discovery platform to sustain the growth of its development pipeline. Pharmacopeia has established strategic alliances with major pharmaceutical and biotechnology companies, including Bristol-Myers Squibb, Celgene, Cephalon, GlaxoSmithKline, Schering-Plough and Wyeth Pharmaceuticals. For more information please visit the company's website at http://www.pharmacopeia.com.

About Ligand Pharmaceuticals

Ligand discovers and develops new drugs that address critical unmet medical needs of patients with thrombocytopenia, hepatitis C, hormone-related diseases, osteoporosis, inflammatory diseases and anemia. Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology.

Forward-Looking Statements

This release contains forward-looking statements that involve risks and uncertainties. Ligand and Pharmacopeia caution readers that any forward-looking information is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking information. Words such as "expect," "estimate," "project," "potential," and similar expressions are intended to identify such forward-looking statements. Such forward looking statements include, but are not limited to, the expected timing of closing the merger, statements about the benefits of the transaction between Ligand and Pharmacopeia, including future financial and operating results, expected cash balance of the combined entity as of the closing, the 2009 pro forma operating cash burn rate, the combined entity’s plans, objectives, expectations and intentions and other statements that are not historical facts. Among the important factors that could cause actual results to differ materially from those in any forward-looking statements are the risk that the combined businesses will not be integrated successfully; the risk that the anticipated synergies and benefits from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with collaborators, partners, employees or suppliers; failure of Pharmacopeia’s stockholders to approve the merger; Ligand or Pharmacopeia inability to satisfy the conditions of the merger, or that the merger is otherwise delayed or ultimately not consummated; Pharmacopeia product candidates may have unexpected adverse side effects or inadequate therapeutic efficacy; and positive results in clinical trials may not be sufficient to obtain FDA approval. There can be no assurance that any product in Ligand’s, Pharmacopeia’s or the projected combined company’s product pipeline will be successfully developed or manufactured, that final results of clinical studies will be supportive of regulatory approvals required to market licensed products, or that any of the forward-looking information provided herein will be proven accurate. Additional important factors that may affect future results are detailed in Ligand’s filings with the Securities and Exchange Commission (the "SEC"), including its recent filings on Forms 10-K and 10-Q, or in information disclosed in public conference calls, the date and time of which are released beforehand. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release.

Additional Information and Where to Find It

Ligand intends to file with the SEC a Registration Statement on Form S-4, which will include a proxy statement of Pharmacopeia and other relevant materials in connection with the proposed transaction. The proxy statement will be mailed to the stockholders of Pharmacopeia. Investors and security holders of Pharmacopeia are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about Ligand, Pharmacopeia and the proposed transaction. The proxy statement and other relevant materials (when they become available), and any other documents filed by Ligand or Pharmacopeia with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Ligand by going to Ligand’s Investor Relations website at www.ligand.com. Investors and security holders may obtain free copies of the documents filed with the SEC by Pharmacopeia by going to Pharmacopeia’s Investor Relations page on its corporate website at www.pharmacopeia.com. Investors and security holders of Pharmacopeia are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.

Ligand and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Pharmacopeia in favor of the proposed transaction. Information concerning Ligand’s directors and executive officers is set forth in Ligand’s proxy statement for its 2008 annual meeting of shareholders, which was filed with the SEC on April 29, 2008, and annual report on Form 10-K filed with the SEC on March 5, 2008.

Pharmacopeia and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Pharmacopeia in favor of the proposed transaction. Information about Pharmacopeia’s executive officers and directors and their ownership of Pharmacopeia common stock is set forth in the proxy statement for the Pharmacopeia 2008 annual meeting of shareholders, which was filed with the SEC on March 24, 2008. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Pharmacopeia and its respective executive officers and directors in the acquisition by reading the proxy statement regarding the merger, which will be filed with the SEC.

CONTACT:
Ligand Pharmaceuticals Incorporated
John L. Higgins, President and CEO
Erika Luib, Investor Relations
858-550-7896
or
Lippert/Heilshorn & Associates
Don Markley
dmarkley@lhai.com
310-691-7100
or
Pharmacopeia, Inc.
Brian M. Posner, Executive Vice President and CFO
ir_pr@pcop.com
609-452-3643
or
Burns McClellan, Inc.
Justin Jackson
jjackson@burnsmc.com
212-213-0006